EXHIBIT 99.1

FOR IMMEDIATE RELEASE

KAL Thermal Coal Resource Increased to 248 Million Tonnes

Newly Issued JORC Report Increases Tonnage, Improves Classification

Jakarta, Indonesia - December 1, 2008 - KAL Energy, Inc. (Nasdaq OTCBB: KALG.OB), a thermal coal explorer and developer, today announced the publication of an updated JORC Compliant Resource Statement on its Graha Panca Karsa concession (Block 24) in East Kalimantan, Indonesia.

Highlights of the report include:
•	Estimate of total resource has increased to 248 million tonnes (Mt) from the previously reported 204 Mt.
•	141 Mt has been upgraded to Indicated Resource, with the remaining 107 Mt in the Inferred category.
•	More than 142 Mt (57%) is at depths of less than 60 meters, which should result in a high conversion rate from Resources to Reserves.
•	Seam dips are shallow -- on the order of 5 to 15 degrees.
•	The coal is sub-bituminous, has low ash and very low sulfur content, and is of medium calorific value.
•	The Graha seam thickness ranges from 0.5 meters to 8.8 meters, with an average of 5.0 meters across the concession.
•	Three other seams have been identified, but are not included in the resource estimate due to insufficient data on seam geometry and quality.

William Bloking, Executive Chairman and President of KAL Energy, Inc. said, “We are delighted to report not only a significant increase in the overall size of the Graha resource, but also that about 60 percent of the resource has been moved from the inferred category to the indicated category. Once we receive our exploration license extension and the necessary Forestry Department permit, we plan to conduct Phase II of our drilling program on Block 24 in order to obtain the quality and other data necessary to move resources into the reserves category, and to update project economics and mining plans.”

Attila Kovago, KAL Energy’s VP of Exploration, said, “The new JORC compliant Resource Statement is based on additional drilling data from 2007 that was not incorporated into the initial JORC Statement, a highly accurate Digital Terrain Model derived from an airborne laser topography (LIDAR) survey carried out in October 2008, and intensive geological remodeling of the deposit. The planned Stage 2 drilling program has potential to further increase tonnage by determining if any of the additional seams can be included, and by providing additional coverage of the concession area.”

“In parallel with our Phase II drilling campaign, we are also shifting our focus to converting the exploration license into an exploitation license. Currently we anticipate lodging our application before the end of the calendar year in support of our goal of receiving the exploitation license by the end of May 2009,” concluded Mr. Bloking.

To request a copy of the newly issued JORC Compliant Resource Statement, e-mail KAL Energy at info@kalenergyinc.com .

About KAL Energy, Inc.
KAL Energy, Inc, through its wholly owned subsidiary of Thatcher Mining Pte. Ltd., has economic rights to two coal concessions near the Mahakam River in East Kalimantan, Indonesia, one of which has a JORC Compliant resource of 248 million metric tons. KAL Energy has commenced exploration programs and feasibility studies on these concessions to determine their commercial viability. The Company intends to develop and produce coal from these concessions in a socially, environmentally and economically sustainable manner, as guided by the Equator principles. End markets for KAL’s thermal coal product include local Indonesian consumers as well as export markets in India, China, North Asia, and Southeast Asia. KAL Energy is incorporated in the State of Delaware and is publicly traded on the NASDAQ OTCBB.

For further information regarding KAL Energy, Inc., please visit the website at http://www.kalenergyinc.com.

Contact:
William Bloking
Executive Chairman and President
KAL Energy, Inc.
Email: w.bloking@kalenergyinc.com

Lucia Domville - Investor Relations
Grayling Global
T: +1 (646) 284-9416
E: ldomville@hfgcg.com

Ivette Almeida - Media Relations
Grayling Global
T: +1 (646) 284-9455
E: ialmeida@hfgcg.com